POWER OF ATTORNEY

        The undersigned, Arthur S. Mehlman, hereby makes, constitutes and appoints John E. Denneen/Dani Eng as his duly authorized representative, to sign, certify and file on his behalf any Form 3's, Form 4's and/or Form 5's required pursuant to Section 16(a) under the Securities Exchange Act of 1934 or pursuant to Section 30(f) of the Investment Company Act of 1940 and any amendments thereto that may be necessary or appropriate.

        The undersigned, Arthur S. Mehlman, authorizes such representative to take any further action which such representative shall consider necessary or advisable in connection with any of the foregoing, hereby giving such representative full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing as fully as the undersigned might or could if personally present, and hereby ratifying and confirming all that such representative shall lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on the 22nd day of April, 2004.

/s/ Arthur S. Mehlman Arthur S. Mehlman

STATE OF NEW YORK )
)	ss.:
COUNTY OF NEW YORK )

        On the 22nd day of April, 2004, before me personally appeared Arthur S. Mehlman, to me known, and known to me to be the individual described in, and who executed the foregoing instrument, and he acknowledged to me that he executed the same.

/s/ Esperanza L. Spaulding Notary Public